As filed with the Securities and Exchange Commission December 15, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

RIVER FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

ALABAMA 46-1422125

(State or Other Jurisdiction of (I.R.S. Employer

Incorporation or Organization) Identification Number)

2611 Legends Drive

Prattville, Alabama 36066

(Address of Principal Executive Offices)
(Zip Code)

RIVER BANK & TRUST 401(k) EMPLOYEE STOCK OWNERSHIP PLAN

(Full Title of the Plans)

James M. Stubbs
President and Chief Executive Officer
River Financial Corporation
2611 Legends Drive
Prattville, Alabama 36066

(Name and Address of Agent for Service)

(334) 290-2700

(Telephone Number, including Area Code, of Agent for Service)

Copies to:

Michael D. Waters, Esq.
Jones Walker LLP
420 20th Street North, Suite 1100
Birmingham, Alabama 35203
Tel: (205) 244-5210
Fax: (205) 244-5410

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers an aggregate of 500,000 shares of Common Stock, par value $1.00 per share, of River Financial Corporation (the “Company” or “Registrant”) reserved for issuance under the River Bank & Trust 401(k) Employee Stock Ownership Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement:

(a)
The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Commission on March 11, 2025; and
(b)
The Company’s Quarterly Reports on form 10-Q for the fiscal quarters ended March 31, 2025, filed with the SEC on May 6, 2025, and June 30, 2025, filed with the SEC on August 5, 2025, and September 30, 2025, filed with the SEC on November 4, 2025; and
(c)
The Company's Current Reports on Form 8-K, three each filed on February 20, 2025, one filed on March 18, 2025, one filed on May 14, 2025 and one filed on October 20, 2025; and
(d)
The Form 11-K of River Bank & Trust 401(k) Employee Stock Ownership Plan filed December 15, 2025.

All reports and other documents the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, but excluding any information furnished to, rather than filed with, the Commission, shall be deemed to be incorporated by reference herein and to be part hereof from the date such reports or documents are filed. Information contained herein modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained herein or in earlier-dated documents incorporated by reference. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

The following summarizes certain provisions of the Company’s common stock. Additional information regarding the common stock is set forth in the certificate of incorporation and bylaws of the Company and in the applicable provisions of the Alabama Business Corporation Law, sometimes referred to as the “ABCL.”

General

The authorized common stock of the Company consists of 15,000,000 shares of common stock, $1.00 par value per share, 7,749,999 shares of which were outstanding on December 15, 2025. The Company also has 1,000,000 shares of preferred stock authorized, none of which is outstanding. The Board of Directors of the Registrant has the right to authorize the issuance of preferred stock in one or more series and subject to voting power, descriptions and other rights as determined by the Board.

Voting Rights

Each holder of common stock is entitled to one vote per share (by proxy or in person) on any issue requiring a vote of shareholders at any meeting. There is no cumulative voting in the election of directors.

Upon a proposal by the Company’s board of directors, the Company’s certificate of incorporation may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote.

There is no redemption right, sinking fund provision, or right of conversion with respect to River Financial’s common stock.

The Company’s bylaws provide that the president, the chairman, the president, the board of directors, or any one or more of its shareholders owning, in the aggregate, not less than 10% of the common stock, may call a special meeting of shareholders at any time.

Dividend Rights

The board of directors may authorize the payment of cash dividends to shareholders. The board of directors may not authorize a dividend if the corporation would not be able to pay its debts as they become due or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy any preferential rights of holders of common stock that are superior to holders of common stock. The principal source of the payment of dividends by the Company is the payment of dividends to it by River Bank & Trust. River Bank & Trust is subject to regulatory requirements in the payment of dividends.

Board Membership – Vacancies, Removal

The Certificate of Incorporation establishes a variable range for the number of directors of the Company between 7 and 12 directors. The board may change that number within the variable range.

The bylaws provide that any vacancy in the board of directors may be filled by the shareholders or the board of directors except that the directors may not fill a vacancy resulting from an increase in the number of directors by more than 30% of the number of directors last approved by shareholders.

Terms of directors, including directors selected to fill vacancies, shall expire at the next regular meeting of shareholders at which directors are elected, unless they resign or are removed from office.

Despite the expiration of a director’s term, the director shall continue to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors and his or her position is eliminated.

Shareholders of the Company may remove one or more directors with or without cause only at a shareholder meeting called for that purpose, and the meeting notice must state that the purpose of the meeting is the removal of the director(s).

Preemptive Rights

Holders of the shares of common stock do not have preemptive rights to subscribe for additional shares when additional shares are offered for sale by the Company.

Director Liability

The Company’s certificate of incorporation provides that a director shall not be held personally liable to the Company or its shareholders for monetary damages for any action taken or failure to act except for certain actions such as, among other things, a financial benefit that a director is not entitled to, an intentional act causing harm to the Company, and an intentional violation of criminal law.

Liquidation or Dissolution

In the event of any liquidation or dissolution of the Company, the holders of the common stock shall be entitled to receive, in cash or in kind, the assets of the Company available for distribution which are remaining after payment or provision for payment of the Company’s debts and liabilities.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Subject to applicable law, a director shall not be held personally liable to the Company or its stockholders for monetary damages for any action taken, or any failure to take any action as a director, except that a director's liability shall not be eliminated for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on the Company or the stockholders; (iii) a violation of section 10A-2A-8.32 of the ABCL; or (iv) an intentional violation of criminal law. It is the intention that the directors of the Company be protected from personal liability to the fullest extent permitted by the ABCL as it now or hereafter exists. If at any time in the future the ABCL is modified to permit additional limitations on the extent to which directors may be held personally liable to the Company, the protection afforded by the Company’s certificate of incorporation shall be expanded to afford the maximum protection permitted under such law.

Subject to the above limitations and in accordance with the ABCL, the Company will indemnify a director or officer who was successful, on the merits or otherwise, in the defense of any proceeding, or of any claim, issue or matter in the proceeding to which he or she was a party because he or she is or was a director or officer of the Company against reasonable expenses incurred in connection with the proceeding, notwithstanding that he or she was not successful on any other claim, issue or matter in any such proceeding.

Furthermore, the ABCL provides that the Company may indemnify an individual made a party to a proceeding because he or she is or was a director or officer of the Company against liability incurred in a proceeding if: (1) he or she conducted himself or herself in good faith; and (2) he or she reasonably believed (a) in the case of conduct in his or her official capacity with the Company, that his or her conduct was in its best interest; and (b) in all other cases, that his or her conduct was at least not opposed to its best interest; and (3) in the case of any criminal proceeding he or she had no reasonable cause to believe his or her conduct was unlawful. The Company may not indemnify a director or officer in connection with a proceeding by or in the right of the Company in which the director or officer has not met the relevant standard of conduct; or in connection with any other proceeding charging improper personal benefit to him or her, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that financial benefit was improperly received by him or her.

Under the ABCL, the Company may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with a proceeding by an individual who is a party to the proceeding because that individual is a director, if the director delivers to the Company a signed written undertaking to repay any funds advanced if (i) the director is not entitled to mandatory indemnification, and (ii) it is ultimately determined that the director is not entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company has procured a directors and officers liability insurance policy providing for insurance against certain liabilities incurred by directors and officers of the Company while serving in their capacities as such, to the extent such liabilities could be indemnified under the above provisions.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit

Number Description of Exhibit

3.1 Certificate of Incorporation of River Financial Corporation, filed on May 18, 2023 as Exhibit 3.1 to the Company's

Form 8-K and incorporated herein by reference.

3.2 Bylaws of River Financial Corporation, filed on May 18, 2023 as Exhibit 3.2 to the Company's Form 8-K, and

incorporated by reference herein.

5.1* Opinion of Jones Walker LLP

23.1* Consent of Mauldin & Jenkins, LLC

23.2* Consent of Jones Walker LLP (included in Exhibit 5.1)

24.1 Power of Attorney (included in the signature page hereto)

107* Filing Fee Table

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Registrant hereby undertakes that it will submit or has submitted the River Bank & Trust 401(k) Employee Stock Ownership Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify such plan under Section 401 of the Internal Revenue Code of 1986, as amended.

*Filed herewith

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(iv)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(v)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or, otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, an Alabama corporation, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. under the provisions of the Securities Act of 1933 hereby constitute and appoint James M. Stubbs and Jason B. Davis, and each of them (with full power to act alone), the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments or supplements with all exhibits thereto, including any stickers or post-effective amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Prattville, State of Alabama, on April 9, 2025.

RIVER FINANCIAL CORPORATION

By: /s/ James M. Stubbs

James M. Stubbs

President and Chief Executive Officer

(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the date set forth below.

/s/ James M. Stubbs CEO and Director*

James M. Stubbs

/s/ Jason B. Davis Chief Financial Officer*

Jason B. Davis (Principal Financial and Accounting Officer)

/s/ Larry Puckett Director and Chairman of the Board*

Larry Puckett

/s/ W. Murray Neighbors Director and Vice Chairman of the Board*

W. Murray Neighbors

/s/ Gerald R. Smith Director and President*

Gerald R. Smith

/s/ Vernon B. Taylor Director*

Vernon B. Taylor

/s/ John A. Freeman Director*

John A. Freeman

/s/ Charles E. Herron Director*

Charles E. Herron

/s/ Charles Moore, III Director*

Charles Moore, III

/s/ Brian McLeod Director*

Brian McLeod

* December 15, 2025

The 401(k) Plan. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Prattville, State of Alabama, on December 15, 2025.

RIVER FINANCIAL CORPORATION

By: /s/ James M. Stubbs

Name: James M. Stubbs

Authorized Signatory

EXHIBIT INDEX

Exhibit

Number Description of Exhibit

3.1 Certificate of Incorporation of River Financial Corporation, filed on May 18, 2023 as Exhibit 3.1 to the Company’s Form 8-K and incorporated herein by reference.

3.2 Bylaws of River Financial Corporation, filed on May 18, 2023 as Exhibit 3.2 to the Company’s Form 8-K, and incorporated by reference herein.

5.1* Opinion of Jones Walker LLP

23.1* Consent of Mauldin & Jenkins, LLC

23.2* Consent of Jones Walker LLP (included in Exhibit 5.1)

24.1* Power of Attorney (included in the signature pages hereto)

107* Filing Fee Table

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Registrant hereby undertakes that it will submit or has submitted the River Bank & Trust 401(k) Employee Stock Ownership Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify such plan under Section 401 of the Internal Revenue Code of 1986, as amended.

*Filed herewith